CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Equity Compensation Plan, Fourth Amended and Restated 1992 Stock Option Plan of Global TeleSystems Group, Inc. and Stock Option Grants to Certain Individuals, of our report dated March 3, 1999 relating to the consolidated financial statements and financial statement schedules of Esprit Telecom Group plc, which appears in Global TeleSystems Group, Inc. Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



PricewaterhouseCoopers
London, England
June 18, 1999